March 27, 1998


Dear Stockholder:

   You are cordially invited to attend the Annual Meeting of Stockholders of Old Point Financial Corporation. The meeting will be held on Tuesday, April 28, 1998 at 6:00 p.m. at The Williamsburg Marriott Hotel, 50 Kingsmill Road, Williamsburg, Virginia.

   You will be asked to vote on the election of directors, ratification of independent certified public accountants, a proposal to approve the Old Point 1998 Stock Option Plan, and a proposal to approve an amendment to the Old Point 1996
Employee Stock Purchase Plan. During the meeting, we will report to you on the condition and performance of the Company and the Bank. You also will have an opportunity to question management on matters that affect the interest of all stockholders.

   We hope to see you on April 28, 1998. Whether you plan to attend or not, please complete, sign, date and return the enclosed proxy card as soon as possible in the postage-paid envelope provided. Your vote is important. We appreciate your continued loyalty and support.

                   Cordially,

                   /s/Robert F. Shuford

                   Robert F. Shuford
                   Chairman of the Board and President
Enclosures

                OLD POINT FINANCIAL CORPORATION
                      1 West Mellen Street
                   Hampton, Virginia   23663

            NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                   TO BE HELD APRIL 28, 1998

TO OUR STOCKHOLDERS:

      The  Annual Meeting of Stockholders of Old Point  Financial
Corporation will be held at The Williamsburg Marriott  Hotel,  50
Kingsmill  Road,  Williamsburg, Virginia, on Tuesday,  April  28,
1998, at 6:00 p.m. for the following purposes:

1. To elect 11 directors to serve for the ensuing year, or until their successors have been elected and qualified;

2.   To ratify the appointment of Eggleston Smith P.C., Certified
     Public Accountants, as independent accountants and auditors for 1998;

3.   To  approve  the Old Point Financial Corporation 1998  Stock
     Option   Plan,  as  described  in  the  accompanying   Proxy
     Statement;

4.   To   approve  an  amendment  to  the  Old  Point   Financial
     Corporation 1996 Employee Stock Purchase Plan, as described in the accompanying Proxy Statement; and

5. To transact such other business as may properly come before the meeting.

     Stockholders of record at the close of business on March 17, 1998, will be entitled to notice of and to vote at the Annual
Meeting and any adjournments thereof.

                         By Order of the Board of Directors

                         /s/W. Rodney Rosser

                         W. Rodney Rosser
                         Senior Vice President & Secretary to the Board

March 27, 1998

     Please complete, sign, date and mail the enclosed proxy card promptly. No postage is required if the return envelope is used and mailed in the United States. If you attend the meeting, you may, if you desire, revoke your proxy and vote in person.

                 OLD POINT FINANCIAL CORPORATION
                      1 West Mellen Street
                    Hampton, Virginia   23663


                        PROXY STATEMENT
              1998 ANNUAL MEETING OF STOCKHOLDERS

                    To Be Held April 28, 1998


                             GENERAL

     The enclosed proxy is solicited by the Board of Directors of Old Point Financial Corporation (the "Company") for the 1998 Annual Meeting of Stockholders (the "Annual Meeting") of the Company to be held Tuesday, April 28, 1998, at the time and place and for the purposes set forth in the accompanying Notice of the Annual Meeting. Stockholders may revoke proxies at any time prior to their exercise by written notice to the Company, by submitting a proxy bearing a later date, or by attending the Annual Meeting and requesting to vote in person. The approximate mailing date of this Proxy Statement and accompanying Proxy is March 27, 1998.

Voting Rights and Solicitation

      Only those stockholders of record at the close of business on March 17, 1998, are entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. The number of shares of common stock of the Company outstanding and entitled to vote as of the record date was 2,566,172. The Company has no other class of stock outstanding. A majority of the shares entitled to vote, represented in person or by proxy, will constitute a quorum for the transaction of business.

      Each share of Company common stock entitles the record holder thereof to one vote upon each matter to be voted upon at the Annual Meeting, except that in the election of directors cumulative voting entitles a stockholder to give one nominee as many votes as is equal to the number of directors to be elected, multiplied by the number of shares owned by such stockholder or to distribute his or her votes on the same principle between two or more nominees as he or she sees fit. The Board of Directors will instruct the proxies to use cumulative voting, if necessary, to elect all or as many of the nominees as possible.

      The cost of solicitation of proxies will be borne by the Company. Solicitation is being made by mail, and if necessary may be made in person or by telephone, telegram, or special letter by officers and regular employees of the Company or its subsidiary, acting without compensation other than regular compensation.

                     Principal Shareholders

      Mr. Robert F. Shuford and Mrs. Gertrude S. Dixon, both of whom are directors of the Company and its wholly-owned subsidiary bank, The Old Point National Bank of Phoebus (the "Bank"), are the only individuals who beneficially own 5% or more of the
Company's  common  stock.   Their  beneficial  ownership  of  the
Company common stock as of March 17, 1998, is shown in the beneficial ownership table below under "Election of Directors." The address of Mr. Shuford is the same as the Company's principal
offices,  and  the  address of Mrs.  Dixon  is  P.O.   Box  3152,
Hampton, Virginia 23663.  In addition, the Bank holds as  trustee
of   various  trust  accounts  a  total  of  414,247  shares  (or
approximately  16.14%)  of  Company  common  stock.   The   Trust
Department of the Bank possesses sole voting and/or investment power with respect to 303,533 of these shares, but as to which, as a matter of state law, it must refrain from voting unless a co-fiduciary is appointed for the sole purpose of voting such shares.

      As of March 17, 1998, the persons nominated as directors of the Company, and the executive officers of the Company and the Bank, beneficially owned as a group 610,104 shares (approximately 23.3%) of Company common stock outstanding (including shares for which they hold presently exercisable stock options).

                           PROPOSAL 1
ELECTION OF DIRECTORS

     The eleven persons named below, all of whom currently serve as directors of the Company, will be nominated to serve as directors until the 1999 Annual Meeting, or until their successors have been duly elected and have qualified.

                                                                            Amount and Nature of
                                          Principal                         Beneficial Ownership
                              Director    Occupation For                    As of March 17, 1998
Name and (Age)                Since (1)   Past Five Years                   (Percent of Class)(2)(3)
Dr. Richard F. Clark (65)     1981        Pathologist                             62,533
                                          Sentara Hampton General Hospital        (2.4%)

Gertrude S. Dixon (84)        1981        Real Estate Management                  193,099
                                          and Ownership                           (7.5%)

Russell Smith Evans Jr. (55)  1993        Assistant Treasurer and                 1,650
                                          Corporate Fleet Manager                   *
                                          Ferguson Enterprises

G. Royden Goodson, III (42)   1994        President                               4,362
                                          Warwick Plumbing & Heating Corp.          *


Dr. Arthur D. Greene (53)     1994        Surgeon - Partner                       3,264
                                          Tidewater Orthopaedic Associates          *

                                               2

                                                                            Amount and Nature of
                                          Principal                         Beneficial Ownership
                              Director    Occupation For                    As of March 17, 1998
Name and (Age)                Since (1)   Past Five Years                   (Percent of Class)(2)(3)

Stephen D. Harris (56)        1988         Attorney-at-Law - Partner              8,800
                                           Geddy, Harris & Geddy                     *

John Cabot Ishon (51)         1989         President                              12,780
                                           Hampton Stationery                        *

Eugene M. Jordan (74)         1964         Attorney-at-Law                        28,000
                                           Cumming, Hatchett & Jordan, P.C.       (1.1%)

John B. Morgan, II (51)       1994         President                              2,600
                                           Morgan-Marrow Insurance                  *

Dr. H. Robert Schappert (59)  1996         Veterinarian - Owner                   89,740
                                           Beechmont Veterinary Hospital          (3.5%)

Robert F. Shuford (60)        1965         Chairman of the Board, President & CEO 150,530(4)
                                           Old Point Financial Corporation         (5.8%)
                                           Chairman of the Board, President & CEO
                                           Old Point National Bank

---------------------------------
*Represents less than 1.0% of the total outstanding shares.

(1) Refers to the year in which the individual first became a director of the Bank. Dr. Richard F. Clark, Gertrude S. Dixon, Eugene M. Jordan, and Robert F. Shuford became directors of the Company upon consummation of the Bank's reorganization on October 1, 1984. All present directors of the Company are directors of the Bank.

(2) For purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 of the Securities Exchange Act of 1934 under which, in general, a person is deemed to be the beneficial owner of a security if he or she has or shares the power to vote or direct the voting of the security or the power to dispose of or direct the disposition of the security, or if he or she has the right to acquire beneficial ownership of the security within sixty days.

(3) Includes shares held (i) by their close relatives or held jointly with their spouses, (ii) as custodian or trustee for the benefit of their children or others, or (iii) as attorney-in-fact subject to a general power of attorney - Dr. Clark, 200 shares; Mr. Evans, 650 shares; Dr. Greene, 1,968 shares; Mr. Harris, 400 shares, Mr. Ishon, 3,480 shares; Mr. Jordan, 16,970 shares; Mr.
Morgan, 2,200 shares; Dr. Schappert, 81,370 shares; and Mr. Shuford, 75,590 shares.

(4) Includes shares that may be acquired within 60 days pursuant to the exercise of stock options granted under the 1998 Old Point
Stock Option Plan - Mr. Shuford 17,814.

      There are two family relationships among the directors and executive officers. Mr. Jordan is the father-in-law of Mr. Ishon. Mr. Shuford and Dr. Schappert are married to sisters. None of the directors serve as a director of any other company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934.

Board Committees and Attendance

      During 1997, there were fifteen meetings of the Company's Board of Directors. Each director attended at least 75% of all meetings of the Board and committees on which he or she served. The Company's Board has standing Executive, Audit and Compensation Committees.

      The Company's Executive Committee was comprised of Messrs. Shuford, Jordan, Harris, Dr. Clark and Mrs. Dixon. It serves in an advisory capacity, reviewing matters and making recommendations to the Board of Directors. It met four times in 1997.

      The Company's Compensation Committee is described below under "Report on Executive Compensation."

      The Bank's Audit Committee is comprised of Messrs. Jordan, Ishon, Greene, Morgan, Schappert and Harris. The Audit Committee reviews on a regular basis the work of the internal audit department. It also reviews and approves the scope and detail of the continuous audit program which is conducted by the internal audit staff to protect against improper and unsound practices and to furnish adequate protection to all assets and records. Subject to the approval of the Board of Directors, it engages a firm of certified public accountants to conduct such audit work as is necessary and receives written reports, supplemented by such oral reports as it deems necessary, from the audit firm. During 1997, the Audit Committee held four meetings. The members of the Bank's Audit Committee also serve as the Audit Committee for the Company.

      The  Board  has  no  separate  nominating  committee.   The
Executive Committee reviews any recommendations obtained and gives their recommendations to the Board. The entire Board reviews, on an as needed basis, the qualifications of candidates for membership to the Board. Following appropriate review, the Board ascertains the willingness of selected individuals to serve and extends invitations to serve as a Board member.

Directors' Compensation

      Directors of the Company and Bank receive $300 for each meeting of the Company and Bank Boards of Directors they attend. The Directors of the Bank receive $150 for each committee meeting they attend. The Directors of the Company receive $150 for attending the Strategic Planning Committee meetings, but are not remunerated for Executive Committee meetings. In addition, non-officer directors of the Bank are paid a retainer fee of $3,000 annually. Company directors have been elected as directors of the Bank, but there is no assurance that this practice will continue.

      Directors who are employees of the Company and Bank are compensated for attendance at Bank Board meetings but do not receive any fees for attendance at committee meetings.

Indebtedness and Other Transactions

      Some of the Company's directors, executive officers, and members of their immediate families, and corporations, partnerships and other entities of which such persons are officers, directors, partners, trustees, executors or beneficiaries, are customers of the Bank. All loans and commitments to lend included in such transactions were made in the ordinary course of business, upon substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than normal risk of collectibility or present other unfavorable features. It is the policy of the Bank to provide loans to officers who are not executive officers and to employees at more favorable rates than those prevailing at the time for comparable transactions with other persons. These loans do not involve more than the normal risk of collectibility or present other unfavorable features.

      The law firm of Cumming, Hatchett and Jordan, P.C. serves as legal counsel to the Bank. Mr. Eugene M. Jordan is a member of the firm. During 1997, the firm received from the Bank a retainer and fees totaling $85,576. Morgan Marrow Company of which John B. Morgan, II is President, provided insurance for which the Bank paid $98,785 during 1997. Hampton Stationery, of which John Cabot Ishon is the owner, Geddy, Harris & Geddy, of which Stephen D. Harris is a partner, and Warwick Plumbing & Heating Corp. of which G. Royden Goodson, III is President provided products and services to the Bank during 1997.

                     EXECUTIVE COMPENSATION

Cash Compensation

      The following table presents a three-year summary of all compensation paid or accrued by the Company and the Bank to the Company's Chief Executive Officer and each executive officer whose salary and bonus for 1997 exceeded $100,000.

                     EXECUTIVE COMPENSATION

Cash Compensation

      The following table presents a three-year summary of all compensation paid or accrued by the Company and the Bank to the Company's Chief Executive Officer and each executive officer whose salary and bonus for 1997 exceeded $100,000.


                   SUMMARY COMPENSATION TABLE

                       Annual Compensation

Name
and
Principal
Position                Year      Salary(1)    Bonus(2)   All  Other Compensation(3)(4)
Robert F. Shuford       1997      $148,500     $26,000    $16,092
Chairman, President     1996      $147,900     $10,000    $10,857
& CEO                   1995      $147,900           0    $56,655


W. Rodney Rosser        1997      $ 86,100     $14,400    $ 8,499
EVP & Trust Officer     1996      $ 85,500     $  8,000   $ 6,136
& Secretary             1995      $ 80,000     $  7,500   $ 5,008

----------------------------------
(1)  Salary  includes directors' fees as follows:  Mr. Shuford  -
     1997 of $4,500, 1996 of $3,900,  and 1995 of $3,900.

(2) Bonus consideration for Mr. Shuford is paid in January of each year following the year in which earned so that end results could be evaluated by the Compensation Committee. Bonus consideration for Mr. Rosser is paid in the year in which earned.

(3)  Mr. Shuford has received other compensation as follows:

                                1997     1996      1995
   Profit Sharing            $ 4,342  $ 4,395   $ 3,233
   Cash Profit Sharing         4,088        0         0
   401(k) Matching Plan        4,320    4,320     4,320
   Split  Dollar Life Insurance  *          0    24,750
   Sale of ISO **                  0        0    22,750
   Group Term Insurance        3,342    2,142     1,602
                              -------  ------    ------
                             $16,092  $10,857   $56,655

      *  The  Split Dollar policy was awarded to Mr.  Shuford  in
1995.   When this occurs the gain must be treated as compensation
to the employee.

      ** When an incentive stock option (ISO) share is sold prior to a one year vesting period, the gain on the sale is treated as compensation to the employee.

(4)  Mr. Rosser has received other compensation as follows:

                                1997     1996       1995
     Profit Sharing           $2,532   $2,564     $1,796
     Cash Profit Sharing       2,385                   0
     401(k) Matching Plan      2,520    2,510      2,400
     Group Term Insurance      1,062    1,062        812
                             -------    ------     -------
                              $8,499   $6,136     $5,008

                             OPTION EXERCISES AND YEAR-END VALUE TABLE

                                Aggregated Option Exercises in Last
                           Fiscal Year and December 31, 1997 Option Value

                                                                      Value of
                                                         Number of         Unexercised
                                                         Unexercised       In-the-Money
                                                         Options at        Options at
                                                         12/31/97 (#)      12/31/97 ($)

                    Shares  Acquired   Value             Exercisable/      Exercisable/
Name                on Exercise (#)    Realized ($) (1)  Unexercisable     Unexercisable (1)
Robert F. Shuford   0                  0                 16,500/5,294      $47,438/$11,771

W. Rodney Rosser    0                  0                 4,400/2,470       $11,262/$617

----------------------------------
(1) Market value of underlying securities at exercise or year-end, minus the exercise or base price.

Employee Benefit Plans

      Pension Plan. The Company has a noncontributory defined benefit pension plan which covers substantially all full-time employees who have completed one year of service. A participant's monthly retirement benefit (if he or she has 25 years of Credited Service at his Normal Retirement Date) is 20% of his final average pay plus 15% of final average pay in excess of the participant's Social Security Covered Pay. The Social Security Covered Pay is the average pay of the calendar year prior to the year the participant attains his Social Security Retirement Age. If the participant has less than 25 years of service at his Normal Retirement Date, the participant's monthly retirement benefit will be actuarially reduced by 1/25 for each year of credited service less than 25 years. Cash benefits under the plan generally commence on retirement, death or other termination of employment and are payable in various forms at the election of the participant.

      Thrift Plan. The Company has a contributory 401(k) profit-sharing and thrift plan. Employees are eligible to participate if they complete 1,000 hours of service for a plan year and are at least 21 years old. Participants may elect to defer between 1% to 15% of their base compensation as defined in the plan, which will be contributed to the plan. The Bank will contribute 50 cents for each dollar deferred by an employee on the first 6% of the employee's compensation. Participants may also elect to make additional deferrals subject to certain limitations, which are not matched by the Bank.

      Distributions to participants are made at death, retirement or other termination of employment in a lump sum payment, unless a participant or his beneficiary elects to receive payments in installments. The plan permits certain in-service withdrawals.

      All employee contributions are fully vested and the Bank's contributions become fully vested when a participant reaches age 65, becomes totally and permanently disabled or dies. If a participant leaves the Bank before the occurrence of one of these events, the Bank's contributions will become 10% vested per year for the first four years of service and 20% vested per year for the next three years of service, becoming 100% vested after seven years of service.

      Employee Stock Purchase Plan. The Company has one employee stock purchase plan - the 1996 Employee Stock Purchase Plan (the A1996 Plan"). The 1996 Plan provides eligible employees with a simple and convenient method of investing in Company stock at a 5% discount. The 1996 Plan provides the Company with additional capital funds, and its aim is to increase employee interest and productivity through ownership of Company common stock. Regular employees may voluntarily participate in the 1996 Plan. They may elect to contribute from 2% to 15% of their base pay to the 1996 Plan by payroll deduction for the purchase of Company common stock. The 1996 Plan's fiscal year is the twelve month period beginning July 1st and ending the next June 30th. The term of the 1996 Plan is for five consecutive fiscal years ending on June 30th from its inception date of July 1st, 1996.

      In effect, the 1996 Plan grants eligible employees, who voluntarily participate, an option to purchase Company common stock at an exercise price for a 1996 Plan year equal to 95% of the lesser of (1) the Fair Market Value of the common stock on the 1st day of the 1996 Plan year (July 1st), or (2) the Fair Market Value of the common stock on the last day of the 1996 Plan year (June 30th).

      The 1996 Plan was designed to qualify as an Employee Stock Purchase Plan under Section 423 of the Internal Revenue Code, as amended (the "Code"). Under the Code, participants normally do not realize any income at the date of grant, or the date of exercise and purchase of shares under the 1996 Plan. Recognition of income is normally postponed until disposition of the shares.

      1989 Stock Option Plan. The Company has one stock option plan - the 1989 Stock Option Plan (the "1989 Plan"). The 1989 Plan provides for the award of nonqualified stock options and incentive stock options to employees of the Company and the Bank selected by the Board of Directors to participate in the 1989 Plan. The Board of Directors makes awards under the 1989 Plan and establishes the terms and conditions of each award in the option agreement entered into with each optionee. The price of shares of stock to be issued upon the exercise of options will be at least 100% of the fair market value on the date of award. Options may not be granted more than ten years after the adoption of the 1989 Plan by the Board and are exercisable only during the term specified in the option agreement, which in the case of incentive stock options shall not exceed ten years. The options are not transferable other than by will or the laws of descent and distribution.

      The Company reserved 84,534 shares of Company common stock for grants under the 1989 Plan. As of December 31, 1997, one hundred percent (100%) of the options available for grant had been issued. Therefore, the Board is proposing to adopt a 1998 Stock Option Plan in order to provide for the issuance of additional options to key employees and non-employee directors as further detailed below under "Proposal to Adopt 1998 Stock Option Plan."

      Other Benefit Plans. Life, medical, dental, and disability insurance is provided to all officers and employees of the Company and Bank.

Report on Executive Compensation

      Compensation for executive officers is administered by the Compensation Committee (the "Committee"). The Committee is comprised of four non-employee directors, Messrs. Goodson (Chairman), Clark, Evans, and Morgan. It met two times in 1997. All decisions of the Committee are recommended to the entire Board of Directors, which makes the final decision.

       In an environment characterized by change, regulatory oversight and increased competition, total executive compensation is designed to attract and retain qualified personnel by providing competitive levels of compensation as compared to similarly sized financial institutions. Executive compensation consists of the several elements specified in the Summary Compensation Table under "Executive Compensation;" namely, base salary and annual and long-term incentive compensation.

      In making its recommendation to the Board, the Committee obtains from market and economic research companies information pertaining to salary levels at other comparable financial institutions. Annual compensation is determined by evaluating several factors. The primary factor considered in evaluating the level of executive compensation is the progress the Company made during the year in achieving performance goals. The performance goals evaluated include, but are not limited to, return on average assets, return on average equity, net income, asset quality, and deposit and loan growth. Secondary factors considered by the Committee include comparing the Company's performance with other local institutions and comparable executive compensation packages. Lastly, the Committee gives some consideration to the expected future contributions of the executive, general economic conditions, the executive's length of service and standing within the local banking communities, and other factors. Bonuses are awarded based on evaluation of the foregoing factors relating to the Company's financial performance. Decisions regarding compensation, however, are mostly subjective in nature, and no specific formulas are used to calculate an executive's compensation.

      The asset growth, loan growth and earnings increase resulted in an overall positive financial performance of the Company and the Bank in fiscal year 1997.

      The committee recommended to the Board a bonus be granted to Mr. Shuford in the amount of $26,000 and to Mr. Rosser of $14,400.

      The foregoing report was furnished to the Committee, and approved by the directors of the Company.

                G.  Royden Goodson, III, Chairman
                     Dr.  Richard F.  Clark
                     Russell S.  Evans, Jr.
                       John B.  Morgan, II

                  FIVE YEAR STOCK PERFORMANCE

      Management provides below a line graph which compares the Company's shareholder return with the return of the National Association of Securities Dealers Automated Quotation National Market System ("NASDAQ") Composite Index, a market-weighted average of all over-the-counter stocks traded on NASDAQ, and with the NASDAQ Bank Index, an index of non-holding company banking institutions traded on NASDAQ. Management believes this is a reasonable comparison of shareholder return performance, although the Company's common stock is traded more thinly and was not on the over-the-counter market in 1997, and therefore is not as freely tradable or as subject to day to day market fluctuations. This performance graph was created by comparing the percentage change in stock prices for the Company and both indices on a year to year basis, factoring in dividend payments, and looking only at the closing price of the stock as of December 31 of each year surveyed. This graph may be affected by unusually high or low prices at December 31, 1992 or by temporary swings in stock price at December 31 of any given year. Accordingly, this is not necessarily the best measure of the Company's performance.

                     1992    1993    1994    1995    1996    1997

OPFC                  100     142     152     157     175     181
NASDAQ BANK INDEX     100     129     131     189     239     391
NASDAQ COMPOSITE      100     115     111     155     191     232


      The index reflects the total return on the stock that is shown, including price appreciation, all stock splits and stock dividends, and reinvestment of cash dividends at time of payment, relative to the value of the stock at the beginning of the time period. Thus a move from 100 to 150 on the index scale indicates a 50% increase in the value of the investment. The NASDAQ Bank Index contains all non-holding company banking institutions traded on the NASDAQ exchange. In addition to traditional banks this includes thrifts but does not include other non-regulated finance companies. The NASDAQ Composite is a market value-weighted average of all over-the-counter stocks quoted on their listing service.

                           PROPOSAL 2
            RATIFICATION OF SELECTION OF ACCOUNTANTS

      On the recommendation of the Audit Committee, the Board of Directors has appointed Eggleston Smith P.C., certified public accountants, as the Company's and Bank's independent auditors for 1998, subject to ratification by stockholders at the Annual Meeting. Eggleston Smith P.C. rendered audit services to the Company and Bank during 1997. These services consisted primarily of the examination and audit of the institution's financial statements, tax reporting assistance, and other audit and accounting matters.

      Representatives of Eggleston Smith P.C. are expected to be present at the Annual Meeting and are expected to be available to respond to your questions.

     The Board of Directors recommends that the stockholders vote
FOR ratification of Eggleston Smith P.C., as the Company's independent auditors for 1998.

                           PROPOSAL 3
             APPROVAL OF THE 1998 STOCK OPTION PLAN

General

    The Company's 1998 Stock Option Plan (the "Option Plan") was adopted by the Board of Directors on March 10, 1998, to become effective on May 1, 1998, subject to the approval by the holders of a majority of the Company's Common Stock represented at the Annual Meeting. The Option Plan makes available up to 125,000 shares of Common Stock for awards to key employees and non-employee directors of the Company and its subsidiaries in the form of stock options, all as more fully described below.

    The following description of the Option Plan summarizes the principal features of the Option Plan and is qualified in its entirety by reference to the Option Plan, a copy of which is available upon written request to the Secretary of the Company.

Purpose

    The purpose of the Option Plan is to promote the success of the Company and its subsidiaries by providing incentives to key employees and non-employee directors that will promote the identification of their personal interest with the long-term financial success of the Company and with growth in shareholder value. The Plan is designed to provide flexibility to the
Company in its ability to motivate, attract, and retain the services of key employees and non-employee directors upon whose judgment, interest, and special effort the successful conduct of its operation is largely dependent.

Administration

    The Option Plan will be administered by a committee of not less than three nor more than seven non-employee directors appointed in accordance with the Option Plan (the "Committee"), except for awards under the Option Plan to non-employee directors which will be administered by the full Board of Directors. All members of the Committee will be "non-employee directors" as defined in Rule 16b-3 under the Securities Exchange Act of 1934 (the "Exchange Act"). The Committee will have the power to determine the key employees to whom awards under the Option Plan shall be made. The Board of Directors will have the power to determine the non-employee directors to whom awards shall be made.

    Each Option (as defined below under "Options") under the Option Plan will be made pursuant to a written agreement between the Company and the recipient of the Option (the "Agreement"). In administering the Option Plan, the Committee (or the Board in the case of Options to directors) will have the express power, subject to the provisions of the Option Plan, to determine the terms and conditions upon which Options may be made and exercised, to determine terms and provisions of each Agreement, to construe and interpret the Option Plan and the Agreements, to accelerate the exercisability of any Option, to establish, amend or waive rules or regulations for the Option Plan's administration, and to make all other determinations and take all other actions necessary or advisable for the administration of the Option Plan.

    The Board will be indemnified by the Company against the reasonable expenses incurred by them, including attorney's fees, in the defense of any action, suit or proceeding, or any appeal therein to which they may be a party by reasons of any action taken or failure to act under the Option Plan.

   Subject to the terms, conditions and limitations of the Option Plan, outstanding Options may be modified, extended or renewed. The Board or Committee may also modify any outstanding Agreement, provided that no modification may adversely affect the rights or obligations of the recipient without the consent of the recipient.

    The Board may terminate, amend or modify the Option Plan from time to time in any respect without stockholder approval, unless the particular amendment or modification requires stockholder approval under the Internal Revenue Code of 1986, as amended (the "Code"), the rules and regulations under Section 16 of the Exchange Act, the rules and regulations of the exchange or system on which the Common Stock is listed or reported or pursuant to any other applicable laws, rules or regulations.

    The Option Plan will expire on March 9, 2008, unless sooner terminated by the Board.

Eligibility

    Employees of the Company and its subsidiaries who are deemed to be key employees ("Key Employees") by the Committee are eligible for Options under the Option Plan. Key Employees include officers or other employees of the Company and its subsidiaries who, in the opinion of the Committee, can contribute significantly to the growth and profitability of, or perform services of major importance to, the Company and its subsidiaries. Directors who are not also officers or employees of the Company or its subsidiaries are not Key Employees, but are eligible for awards under the Plan as described under "Grants to Non-Employee Directors". The number of employees who initially may be eligible for Options under the Option Plan is approximately 24 (including those persons named in the cash compensation table), and the nature and extent of their participation, the benefits or amounts to be received by each of them and any consideration to be received by the Company for granting or awarding such benefits will be determined by the
Committee.   Unless  specified below in the  description  of  the
particular Options available under the Option Plan or in the Option Plan itself, the prices, expiration dates, consideration to be received by the Company, and other terms of each Agreement shall be determined by the Committee.

Certain Terms of Options

    Options granted under the Option Plan generally may not be assigned, transferred, pledged or otherwise encumbered by a participant, other than by will or the laws of descent and distribution. Options may be exercised during the recipient's lifetime only by the recipient or, in the case of death or disability, by the recipient's legal representative.

Options

    The Option Plan authorizes the grant of incentive stock options within the meaning of Section 422 of the Code ("ISOs") and non-qualified stock options ("NQSOs") (collectively, "Options"). The Option terms applicable to such Options will be determined by the Committee, but an Option generally will not be exercisable until at least six months after its grant (except in cases of death or disability) or after ten years from its grant. All Options granted as ISOs shall comply with all applicable provisions of the Code and all other applicable rules and regulations governing ISOs. All other Option terms will be determined by the Committee in its sole discretion.

Grants to Non-Employee Directors

   Each non-employee director serving on the Board of the Company and its subsidiaries is eligible to receive non-qualified stock option grants during the term of the Plan. The Company and the Bank currently have 10 non-employee directors.

    The exercise price of option grants will be 100% of fair market value of the shares on the grant date. Unless otherwise provided in the governing Agreement, such options will not be exercisable for 6 months from the grant date.

Shares Subject to the Option Plan

    Up to 125,000 shares of Common Stock may be issued under the Option Plan. Except as set forth below, shares of Common Stock issued in connection with the exercise of, or as other payment for, an Option will be charged against the total number of shares issuable under the Option Plan. If any Option granted (for which no material benefits of ownership have been received, including dividends) terminates, expires or lapses for any reason other than as a result of being exercised, or if shares issued (for which no material benefits of ownership have been received, including dividends) pursuant to an Option are forfeited, Common Stock subject to such Option will be available for further Options to participants.

    In order to reflect such events as stock dividends, stock splits, recapitalizations, mergers, consolidations or reorganizations by the Company, the Committee (or the Board) may, in their respective sole discretion, adjust the number of shares subject to each outstanding Option, the exercise price and the aggregate number of shares from which grants or awards may be made.

    The closing bid price per share of the Company's Common Stock on February 28, 1998 was $27.50.

Change in Control

      In order to maintain all the participants' rights in the event of a Change in Control of the Company (as that term is defined in the Incentive Plan), the Committee or the Board, as constituted before such Change in Control, may take in its sole discretion any one or more of the following actions either at the time an Option is made or any time thereafter: (i) provide for the acceleration of any time periods relating to the exercise or realization of any such Option so that such Option may be exercised or realized in full on or before a date initially fixed by the Committee; (ii) provide for the purchase or settlement of any such Option by the Company, upon the participant's request, for an amount of cash equal to the amount which could have been obtained upon the exercise of such Option or realization of such participant's rights had such Option been currently exercisable or payable; (iii) make such adjustment to any such Option then outstanding as the Committee deems appropriate to reflect such Change in Control; or (iv) cause any such Option then outstanding to be assumed, or new rights substituted therefor, by the acquiring or surviving corporation in such Change in Control.

Certain Federal Income Tax Consequences

    Incentive Stock Options. An optionee will not recognize income on the grant of an ISO, and an optionee generally will not recognize income on the exercise of an ISO, except as described in the following paragraph. Under these circumstances, no deduction will be allowable to the employer corporation in connection with either the grant of such Options or the issuance of shares upon exercise thereof.

    However, if the exercise of an ISO occurs more than three months after the optionee ceased to be an employee for reasons other than death or disability (or more than one year thereafter if the optionee ceased to be an employee by reason of permanent and total disability), the exercise will not be treated as the exercise of an ISO, and the optionee will be taxed in the same manner as on the exercise of a NQSO, as described below. For the Option to qualify as an ISO upon the optionee's death, the optionee must have been employed at the Company for at least three months before his or her death.

    To the extent the aggregate fair market value (determined at the time the Options are granted) of shares subject to an ISO that become exercisable for the first time by any optionee in any calendar year exceeds $100,000, the Options will be treated as Options which are not ISOs, and the optionee will be taxed upon exercise of those excess Options in the same manner as on the exercise of NQSO, as described below.

   Gain or loss from the sale or exchange of shares acquired upon exercise of an ISO generally will be treated as capital gain or loss. If, however, shares acquired pursuant to the exercise of an ISO are disposed of within two years after the Option was granted or within one year after the shares were transferred pursuant to the exercise of the Option, the optionee generally will recognize ordinary income at the time of the disposition equal to the excess over the exercise price of the lesser of the amount realized or the fair market value of the shares at the time of exercise (or, in certain circumstances, at the time such shares became either transferable or not subject to a substantial risk of forfeiture). If, however, such disposition is not a sale or exchange with respect to which a loss (if sustained) would be recognized, the ordinary income is the excess of the fair market value of the shares at the time of exercise (or, in certain circumstances, at the time they became either transferable or not subject to substantial risk of forfeiture) over the exercise price. Gain recognized on the disposition in excess of the ordinary income resulting therefrom will be capital gain and any loss recognized on the disposition will be capital loss. If an optionee recognizes ordinary income as a result of a disposition as described in this paragraph, the employer corporation will be entitled to a deduction of the same amount.

    The exercise of an ISO may result in a tax to the optionee under the alternative minimum tax because as a general rule the excess of the fair market value of stock received on the exercise of an ISO over the exercise price is defined as an item of "tax preference" for purposes of determining alternative minimum taxable income.

    Non-qualified Options. A participant will not recognize income on the grant of a NQSO, but generally will recognize income upon the exercise of a NQSO. The amount of income recognized upon the exercise of a NQSO will be measured by the excess, if any, of the fair market value of the shares at the time of exercise over the exercise price, provided that the shares issued are either transferable or not subject to a substantial risk of forfeiture.

     If   shares  received  on  the  exercise  of  a   NQSO   are
nontransferable and subject to a substantial risk of forfeiture then, unless the optionee elects to recognize income at the time of receipt of such shares, the optionee will not recognize ordinary income until the shares become either transferable or not subject to a substantial risk of forfeiture. For these purposes, shares will be treated as nontransferable and subject to a substantial risk of forfeiture for as long as the sale of the shares at a profit could subject the optionee to suit under
Section 16(b) of the Exchange Act. In the circumstances described in this paragraph, the amount of income recognized is measured with respect to the fair market value of the shares at the time the income is recognized. Under recent changes to the rules under Section 16(b), in most cases an officer or director subject to those rules who has held a NQSO for at least six months prior to its exercise will recognize income and therefore be taxed immediately upon exercise of the NQSO.

    In the case of ordinary income recognized by an optionee as described above in connection with the exercise of a NQSO, the employer corporation will be entitled to a deduction in the amount of ordinary income so recognized by the optionee.

    Use of Shares to Exercise Options. Special rules govern the tax treatment of the use of stock to pay the exercise price of an ISO or NQSO.

    General. The rules governing the tax treatment of Options that may be granted under the Option Plan are quite technical, so that the above description of tax consequences is necessarily general in nature and does not purport to be complete. Moreover, statutory provisions are, of course, subject to change, as are their interpretations, and their application may vary in individual circumstances.

    Finally, the tax consequences under applicable state laws may not be the same as under the federal income tax laws.

Effective Date

    If approved by the stockholders, the Option Plan will be treated as effective as of May 1, 1998.

Vote Required

    The affirmative vote of the holders of a majority of the Common Stock represented in person or by proxy at the Annual
Meeting, assuming a quorum is present, is required to ratify and approve the Option Plan.

    The  Board of Directors recommends that the stockholders vote
FOR adoption of the proposed Option Plan.

                           PROPOSAL 4
                    APPROVAL OF AMENDMENT TO
                1996 EMPLOYEE STOCK PURCHASE PLAN

       The Board approved the Company,s 1996 Employee Stock Purchase Plan on May 14, 1996 (the "Purchase Plan"), and shareholders approved the Purchase Plan at the Annual Meeting on April 22, 1997. On June 27, 1997, the Board of Directors approved an amendment to the Purchase Plan that eliminated the requirement that plan participants be at least 19 years of age. This change was made pursuant to the requirements of Section 423 of the Code.

    The  Board proposes that Subparagraph 2.1(a) of the  Purchase
Plan shall be amended upon shareholder approval to read:

   2.1(a) Each Eligible Employee who has completed a 6 month Period of Service as of the Offering Commencement Date for an Offering and who is an Eligible Employee on such Offering Commencement Date shall be eligible to participate in the Offering.

    The  Board of Directors recommends that the stockholders vote
FOR adoption of the proposed amendment to the 1996 Employee Stock
Purchase Plan.

               1999 ANNUAL MEETING OF STOCKHOLDERS

      In accordance with the By-Laws of the Company as currently in effect, the 1999 Annual Meeting of Stockholders will be held on April 27, 1999.

       The Board of Directors need not include an otherwise appropriate shareholder proposal in its proxy statement or form of proxy for that meeting unless the proposal is received by the Holding Company at its main office on or before December 1, 1998.


              ANNUAL FINANCIAL DISCLOSURE STATEMENT

       A copy of the Company's Annual Report on Form 10-K (including exhibits) as filed with the Securities and Exchange Commission for the year ended December 31, 1997, will be furnished without charge to shareholders upon written request directed to:

                        Louis G.  Morris
                    Executive Vice President
             The Old Point National Bank of Phoebus
                      1 West Mellen Street
                    Hampton, Virginia   23663
                         (757) 728-1297


                         OTHER MATTERS

      Management knows of no other business to be brought before the Annual Meeting. Should any other business properly be presented for action at the meeting, the shares represented by the enclosed proxy shall be voted by the persons named therein in accordance with their best judgment and in the best interests of the Holding Company.

                 OLD POINT FINANCIAL CORPORATION
              P.O. BOX 3392 HAMPTON, VIRGINIA 23663


                         PROXY CARD FOR
                 ANNUAL MEETING OF SHAREHOLDERS
                         APRIL 28, 1998


     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. The undersigned hereby appoints Richard S. von Schilling and Seymour F. Sanders as Proxies, each with full power to appoint his substitute and hereby authorizes them to represent and to vote, as designated below, all the shares of voting common stock, $5.00 par value, of Old Point Financial Corporation held of record by the undersigned on March 17, 1998 at the Annual Meeting of Shareholders, to be held on April 28, 1998, and any and all adjournments thereof.

     This proxy, will be voted in the manner directed by the undersigned. If no direction is made, this proxy will be voted
FOR Items 1, 2, 3 and 4.

PLEASE SIGN, DATE AND RETURN THIS PROXY CARD IN THE ENCLOSED
POSTAGE PAID ENVELOPE AS SOON AS POSSIBLE.

       Please sign exactly as your name appears hereon.
       When shares are held by joint tenants, both should sign. When signing in a representative capacity, please provide full title.

HAS YOUR ADDRESS CHANGED?  DO YOU HAVE ANY COMMENTS
-----------------------------------------------
-----------------------------------------------


X PLEASE MARK VOTES AS IN THIS EXAMPLE

OLD POINT FINANCIAL CORPORATION

Mark box at right if you plan to attend the Annual Meeting.

Mark box at right if an address change or comment has been Noted on the reverse side of this card.

RECORD DATE SHARES:

Please be sure to sign and date this proxy.
Date_______
__________________               ________________
Shareholder sign here                Co-owner sign here

DETACH CARD
                                                  For All       With-
                                                  Nominee's     hold   Except

1. Election of Directors
   Richard F. Clark, Gertrude S. Dixon,
   Russell S. Evans,Jr., G. Royden Goodson, III,
   Arthur D.Greene, Stephen D. Harris,
   John Cabot Ishon, Eugene M. Jordan,
   John B. Morgan, II, H. Robert Schappert,
   Robert F. Shuford

(Instructions: To withhold authority to vote for any nominee, mark the "For All Except" box and strike a line through the nominee's name in the list above.)

                                                         For  Against   Abstain

2. Ratification of the appointment of
Eggleston Smith, P.C., Certified Public Accountants, as independent auditors for 1998.

3. Ratification and approval of the adoption of the 1998 Old Point Stock Option Plan.

4. Ratification and approval of an amendment to the 1996 Employee Stock Purchase Plan.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting and at any adjournment(s) thereof.